Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Completes $140 Million Refinancing of Margaritaville Hollywood Beach Resort

Bethesda, MD, September 11, 2023 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that on September 7, 2023, it successfully refinanced its mortgage loan on the 369-room Margaritaville Hollywood Beach Resort (“Margaritaville Hollywood”) in Hollywood, Florida.

The $140.0 million secured loan has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The Company executed interest rate swaps to establish a fixed interest rate of 7.0% throughout the loan's duration. The payoff of the remaining $21.5 million of the previously existing $161.5 million CMBS loan secured by the resort was funded by the Company’s cash on hand.

“We are extremely pleased with the favorable terms of this loan in a challenging financing market,” said Raymond D. Martz, Co-President and Chief Financial Officer for Pebblebrook Hotel Trust. “This refinancing extends our debt maturities and preserves additional liquidity for debt paydowns and other strategic opportunities.”

Wells Fargo Securities, LLC served as the Sole Lead Arranger in forming a syndicate of lenders for the financing, and Wells Fargo Bank, NA will serve as Administrative Agent.

As a result of the Margaritaville Hollywood refinancing, the effective weighted average interest rate of the Company’s total outstanding debt and convertible notes is approximately 4.3%, with 78% of the Company’s debt at fixed interest rates and 22% at floating interest rates.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 47 hotels, totaling approximately 12,200 guest rooms across 13 urban and resort markets. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

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Contact:

Raymond D. Martz, Co-President and Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com